December 23, 2024

Allspring Funds Trust
1415 Vantage Park Drive, 3rd Floor
Charlotte, NC 28203

Re: Shares of Beneficial Interest of
Allspring Funds Trust

Ladies/Gentlemen:

I am Senior Counsel of Allspring Funds Management, LLC (the “Company”), the manager and administrator to the Allspring Funds. I have acted as Counsel to the Company in connection with the issuance and sale of shares by the Allspring Funds.

I refer to the Registration Statement on Form N-1A (SEC File Nos. 333-74295 and 811-09253) (the “Registration Statement”) of Allspring Funds Trust (the “Trust”) relating to the registration of an indefinite number of shares of beneficial interest in the Trust (collectively, the “Shares”).

I have been requested by the Trust to furnish this opinion as Exhibit (i) to the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that:

(a) The issuance and sale of the Shares of the Funds by the Trust has been duly and validly authorized by all appropriate action of the Trust, and assuming delivery by sale or in accord with the Trust’s dividend reinvestment plan in accordance with the description set forth in the Funds’ current prospectuses under the Securities Act of 1933, as amended, the Shares will be legally issued, fully paid and nonassessable by the Trust.

(b) Pursuant to paragraph (b)(4) of Rule 485 under the Securities Act of 1933 (the “Rule”), as amended, the Registration Statement does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Maureen Towle

Maureen Towle
Managing Counsel
Allspring Funds Management, LLC